Exhibit (b)(ii) under Form N-1A
                                            Exhibit 3(ii) under Item 601/Reg S-K


                                 Banknorth Funds
                             Amendment #1 to By-Laws
                           (effective August 23, 2002)

     Strike Section 7, President from Article V, Officers and replace with the following:

     Section 7. PRESIDENT. Subject to such supervisory powers, if any, as may be given by the Board to the chairperson of the Board, the president shall be the principal operating and executive officer of the Trust and shall, subject to the control of the Board, have general supervision, direction and control of the business and the officers of the Trust. In the absence of the chairperson of the Board, the president or his designee shall preside at all meetings of the shareholders and at all meetings of the Board. The president shall have the general powers and duties of management usually vested in the office of president of a corporation and shall have such other powers and duties as may be prescribed by the Board or these By-Laws.

     Strike Section 10, Treasurer from Article V, Officers and replace with the following:

     Section 10. TREASURER. The treasurer shall be the principal financial and accounting officer of the Trust and shall keep and maintain or cause to be kept and maintained adequate and correct books and records of accounts of the properties and business transactions of the Trust, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings and shares. The books of account shall at all reasonable times be open to inspection by any trustee.

     The treasurer shall deposit all monies and other valuables in the name and to the credit of the Trust with such depositories as may be designated by the Board. The treasurer shall disburse the funds of the Trust as may be ordered by the Board, shall render to the president and trustees, whenever they request it, an account of all of the treasurer's transactions as chief financial officer and of the financial condition of the Trust and shall have other powers and perform such other duties as may be prescribed by the Board or these By-Laws.